Exhibit 99

News Release

Contact:	Charles R. Guarino Treasurer (814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS EARNINGS FOR 2009

Clearfield, Pennsylvania – January 27, 2010

CNB Financial Corporation (NASDAQ: CCNE), the parent company of CNB Bank, today announced earnings for the fourth quarter of 2009 and for the year ended December 31, 2009. Highlights include the following:

•	Net income of $1.5 million, or $0.18 per share, in the fourth quarter of 2009, compared to net income of $1.8 million, or $0.21 per share, in the fourth quarter of 2008.

•	Net income of $8.5 million, or $0.98 per share, for the year ended December 31, 2009, representing a 62.6% increase over 2008.

•	Returns on average equity and assets of 12.84% and 0.80%, respectively, for the year ended December 31, 2009.

•	Net interest margin of 3.82% for the year ended December 31, 2009.

•	Increase in other income, excluding other-than-temporary impairment charges, of $3.7 million from 2008 to 2009. The carrying value of impaired securities is $2.5 million as of December 31, 2009.

•	Deposits of $956.9 million at December 31, 2009, an increase of 17.5% over December 31, 2008.

•	Loans outstanding of $705.3 million at December 31, 2009, an increase of 5.9% over December 31, 2008.

•	Increased loan loss reserve level of 1.37% at December 31, 2009 compared to 1.30% at December 31, 2008.

•	Nonperforming asset levels increased to 1.17% of total assets at December 31, 2009 compared to 0.42% at December 31, 2008.

•	Growth in the annual dividend rate of 2.3%.

Joseph B. Bower, Jr., President and CEO, commented, “We are very pleased with our deposit growth in 2009 of 17.5% along with 23.6% in 2008. In addition, our loan growth within our markets of 5.9% was very positive considering the stressed conditions of the current economy. With this growth in our total assets, we have also experienced some growth in our net interest income. Finally, the Corporation has continued to maintain a quality loan portfolio, especially when compared to our peers, which positions us well going into 2010.”

Consolidated balance sheets (in thousands)

	(Unaudited)
	12/31/09	12/31/2008
ASSETS:
Cash and cash equivalents	$22,358	$31,256
Securities, time deposits and other equity interests	359,665	250,511
Net loans, including loans held for sale	705,347	666,169
Premises and equipment, net	22,656	23,578
Other assets	51,565	45,004

TOTAL ASSETS	$1,161,591	$1,016,518

LIABILITIES:
Deposits	$956,858	$814,596
Borrowings and subordinated debentures	122,003	128,817
Other liabilities	13,321	10,638

TOTAL LIABILITIES	1,092,182	954,051

SHAREHOLDERS’ EQUITY	69,409	62,467

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,161,591	$1,016,518

Financial results - unaudited (in thousands, except share data)

	For Quarter Ended		Year To Date
	12/31/09	(As restated) 12/31/08	12/31/09	12/31/08
Net interest income	$9,348	$9,419	$37,402	$36,600
Provision for loan losses	1,501	1,806	4,465	3,787

Net interest income after provision	7,847	7,613	32,937	32,813
Other income, excluding other-than-temporary impairment charges	2,115	1,958	10,145	6,453
Other-than-temporary impairment charges	1,232	283	2,443	3,963
Noninterest expenses	7,138	7,059	29,791	28,801

Income before income taxes	1,592	2,229	10,848	6,502
Income tax expense	43	428	2,336	1,267

NET INCOME	$1,549	$1,801	$8,512	$5,235

Earnings per share, fully diluted	$0.18	$0.21	$0.98	$0.61
Dividends per share	$0.165	$0.165	$0.66	$0.645

Management restated its financial results for the three month period ended December 31, 2008 due to differences associated with certain assumptions used in the evaluation of a structured pooled trust preferred security for other-than-temporary impairment. However, the Corporation’s net income for the year ended December 31, 2008 was not misstated since the revision only involved the timing of the recognition of an other-than-temporary impairment charge of $1,717,000 between the third and fourth quarters of 2008.

	As of or for the year ended December 31, 2009	As of or for the year ended December 31, 2008
SELECTED RATIOS
Net interest margin	3.82%	4.33%
Return on:
Average equity	12.84%	7.88%
Average assets	0.80%	0.55%

CAPITAL RATIOS (a)
Total risk-based capital ratio	11.89%	12.00%
Tier 1 capital ratio	10.64%	10.80%
Leverage ratio	7.87%	8.40%

ASSET QUALITY RATIOS
Nonperforming assets to total assets	1.17%	0.42%
Net charge-offs to average loans	0.49%	0.28%
Allowance for loan losses to net loans	1.37%	1.30%

(a)	The capital ratios as of December 31, 2009 are estimated

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.